Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Expands Presence in Brazil
Acquires New Toyota Market Area in São Paulo

HOUSTON, April 16, 2018 — Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced the acquisition of a new Toyota market area in western São Paulo, Brazil as well as a major expansion to an existing Honda dealership located in the São Paulo suburb of São Bernardo do Campo.

The acquisition of the new Toyota sales territory was triggered by the purchase of selected assets of Toyota Alpha Trevo Automoveis Ltda, an existing Toyota dealership in the western São Paulo suburb of Alphaville. Under Group 1, the business will operate as T-Drive Toyota Alphaville and is expected to generate $45M in annualized revenues. In conjunction with this acquisition, Group 1 has been awarded several additional new Toyota points of representation within the São Paulo metropolitan market. Information regarding the locations and names of these operations will be announced when the points are activated. T-Drive Toyota Alphaville becomes Group 1’s fourth Toyota dealership in Brazil with operations commencing on April 16, 2018.

“Toyota is the largest brand partner for our company overall and we are excited to significantly expand our relationship in Brazil. We see great growth potential for our existing stores and the new opportunities associated with this acquisition will provide a large Toyota operating footprint for us throughout Brazil’s largest city,” said Earl J. Hesterberg, Group 1’s president and chief executive officer.

The Company also announced a major expansion and relocation of one of its key São Paulo Honda dealerships located in the suburb of São Bernardo do Campo. Group 1 is the largest retailer of Honda vehicles in Brazil and operates four dealerships in the greater São Paulo metropolitan area. “We have enjoyed great success with the Honda brand in Brazil, even during the severe market downturn. The relocation of Honda São Bernardo do Campo to a much larger facility with freeway visibility will likely enable us to double our revenue for this dealership in a fairly short period of time,” added Hesterberg.

Group 1 operates 17 dealerships in Brazil, which includes seven existing brands (BMW, Honda, Jaguar, Land Rover, MINI, Mercedes-Benz, and Toyota).

ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 181 automotive dealerships, 239 franchises, and 48 collision centers in the United States, the United Kingdom and Brazil that offer 32 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor Contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media Contacts:
Pete DeLongchamps
Senior V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com